Exhibit 99.1

AIkido Pharma Inc. Announces $22 Million Registered Direct Offering

NEW YORK, NY February 25, 2022 /PRNewswire/ AIkido Pharma Inc. (Nasdaq: AIKI) (“AIkido” or the “Company”), today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase 11,000 shares of Series O redeemable convertible preferred stock and 11,000 shares of Series P redeemable convertible preferred stock. Each share of Series O and Series P preferred stock has a purchase price of $952.38, representing an original issue discount of 5% of the $1,000 stated value of each share. Each share of Series O and Series P preferred stock is convertible into shares of AIkido’s common stock at an initial conversion price of $1.00 per share. Shares of the Series O and Series P preferred stock are convertible at the option of the holder at any time following the Company’s receipt of stockholder approval for a reverse stock split of the Company’s common stock. AIkido will be permitted to compel conversion of the Series O and Series P preferred stock after the fulfillment of certain conditions and subject to certain limitations. Total net proceeds from the offerings, before deducting the placement agent’s fees and other estimated offering expenses, is approximately $20.9 million.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Series O and Series P preferred stock permit the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate a reverse stock split of the Company’s common stock at an annual or special meeting of Company stockholders. The Series O preferred stock permits the holder to vote on such proposal on an as-converted to common stock basis. The Series P preferred stock permits the holder to cast 30,000 votes per share of Series P preferred stock on such proposal. The Series O and Series P preferred stock will not be permitted to vote on any other matter. The holders of the Series O and P preferred stock agreed not to transfer their shares of preferred stock until after the meeting of Company stockholders. The holders of the Series O preferred stock agreed to vote their shares in favor of the reverse stock split proposal and the holders of the Series P preferred stock agreed to vote their shares on such proposal in the same proportions as the shares of common stock and Series O preferred stock are voted on that proposal. The holders of the Series O and Series P preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at 105% of the stated value of such shares commencing after the earlier of the Company’s stockholders’ approval of the reverse stock split and 90 days after the closing of the issuances of the Series O and Series P preferred stock and until 120 days after such closing.

The closing of the offering is expected to occur on or about February 24, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

To the extent Series O or P preferred stock is converted or otherwise not redeemed after 120 days from closing, the Company will use such net proceeds from this offering for working capital and general corporate purposes.

The Series O and Series P preferred stock and shares of common stock into which such preferred stock are convertible are being offered pursuant to a registration statement on Form S-3 (333-238172), which was declared effective by the Securities and Exchange Commission on June 18, 2020. The offerings will be made only by means of prospectus supplements and a prospectus that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the shares of preferred stock and underlying shares of common stock being offered will be filed with the SEC.  Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AIkido Pharma Inc.

AIkido Pharma Inc. was initially formed in 1967 and is a biotechnology Company with a diverse portfolio of small-molecule anticancer and antiviral therapeutics. The Company’s platform consists of patented technology from leading universities and researchers, and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and University of Maryland at Baltimore. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, prostate cancer. We are constantly seeking to grow our pipeline to treat unmet medical needs in oncology. The Company is also developing a broad-spectrum antiviral platform that may potentially inhibit replication of multiple viruses including Influenza virus, SARS-CoV (coronavirus), MERS-CoV, Ebolavirus and Marburg virus.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different materially from those currently anticipated which include those regarding our ability to implement our plans, strategies, and objectives for future operations. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:

Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

AIkido Pharma Inc.

Phone: 212-745-1373

Email: investorrelations@aikidopharma.com

www.aikidopharma.com

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